THE MINI-CAP SECTOR PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into this 10th day of December, 2002, by and between Maximum Dynamics Inc., a Colorado corporation (hereinafter referred to as "Buyer"), JAMES BUDD, an individual resident of the State of Colorado ("Budd"), JAMES SPROUT, an individual resident of the State of Colorado ("Sprout"), DENAI THORNTON, an individual resident of the State of Colorado ("Thornton"), EQUITY RESEARCH, INC., a Colorado company ("Equity") and MATT SNIDER, an individual resident of the State of Colorado ("Snider")(Budd, Sprout, Thornton, Equity and Snider are referred to herein collectively as "Sellers" and individually as "Seller"), and the Mini-Cap Sector, a Colorado entity (hereafter referred to as the "Asset").

                                   WITNESSETH:

         WHEREAS, Sellers own of record and beneficially all rights (the "Rights") of the Asset; and

         WHEREAS, Sellers desire to sell the Rights to Buyer, and Buyer desires to purchase the Rights from Sellers, upon the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and subject to the accuracy of the representations and warranties of the parties, the parties hereto agree as follows:

                                   ARTICLE I.

                         SALE AND PURCHASE OF THE RIGHTS

         1.1 SALE AND PURCHASE. Subject to the terms and conditions hereof, Sellers hereby sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby purchases from Sellers, the Rights. The transaction contemplated by this Agreement is sometimes referred to as the "Transaction".

         1.2 PURCHASE CONSIDERATION. The purchase consideration for the Rights (the "Purchase Consideration") shall be (a) cash in the amount of One Hundred Thousand Dollars ($100,000.00) by wire transfer to an account or accounts designated by Sellers in writing or by delivery to Sellers of one or more cashier's or certified checks made payable to Sellers, (b) the issuance of 5,450,000 shares of the unregistered common stock of MXDY, (c) 125,000 shares of registered common stock of MXDY, and a note payable for $255,000 that shall be paid out of the revenues generated by the Assets being acquired. . The Purchase Consideration shall be payable by Buyer to Sellers as provided in Article III hereof by delivery of cash.

                                   ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY. Subject to the matters disclosed in Schedule A attached hereto and incorporated herein by this reference, each Seller, severally and not jointly, represents and warrants to Buyer as follows:

                   (a) TITLE TO THE RIGHTS; POWER TO SELL. Such Sellers own of record and beneficially all of the Rights set forth opposite such Seller's name on Schedule A hereto, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer such Rights to Buyer. The Rights constitute all of the Rights of the control of the Asset. No person has any preemptive rights or rights of first refusal with respect to any of the Rights. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Rights. There are no outstanding rights, options, warrants, calls, commitments, or and other agreements of any character, whether oral or written, with respect to the Rights. Such Seller has the power and authority to sell all of the Rights owned by such Seller to Buyer as provided herein and to execute, deliver and otherwise perform this Agreement and the agreements, instruments and documents to be executed and delivered by such Seller pursuant to this Agreement.

                   (b) TITLE TO RIGHTS OF THE MINI-CAP SECTOR. Sellers own of record and beneficially all of the Rights of The Mini-Cap Sector ("Mini-Cap"), free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever. No person has any preemptive rights or rights of first refusal with respect to any of the Rights of Mini-Cap. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Rights of capital stock of Mini-Cap. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to any of the Rights of capital stock of Mini-Cap.

                   (c) ORGANIZATION. The Asset is validly existing and in good standing under the laws of the State of Colorado. The Asset has all requisite power and authority to own, lease and operate its properties and to carry on its business.

                   (d) AUTHORIZED CAPITALIZATION. The Rights have been duly authorized, validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof and were offered, issued, sold and delivered by Sellers in compliance with all applicable state and federal laws. Sellers do not have any outstanding rights, options, warrants, calls, commitments, conversion or any other agreements of any character, whether oral or written, obligating it to issue any Rights of its capital stock, whether authorized or not. Sellers are not a party to and is not bound by any agreement, contract, arrangement or understanding, whether oral or written, giving any person or entity any interest in, or any right to share, participate in or receive any portion of, the Seller's income, profits or assets, or obligating Sellers to distribute any portion of its income, profits or assets.

                   (e) AUTHORITY. Such Sellers have full power and lawful authority to execute and deliver this Agreement and to consummate and perform the Transaction contemplated hereby. This Agreement constitutes a valid and legally binding obligation of such Sellers, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by such Sellers, nor the consummation and performance of the Transaction contemplated thereby, will conflict with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which such Sellers or the Asset is a party or by which such Sellers or the Asset or any of their respective properties or assets are bound or affected.

                   (f) NO UNDISCLOSED LIABILITIES. Neither such Sellers nor the Asset is aware of any liabilities for which the Asset currently is liable or will become liable in the future.

                   (g) TAXES. The Asset has made payments of taxes sufficient to avoid penalties for late payments or underpayment of taxes; all taxes and other amounts that the Asset is or was required by applicable law to withhold or collect have been duly withheld and collected and have been paid over to the proper government authorities in accordance with applicable law; there are no liens for taxes on any of the assets with respect to state and local taxes on property; no audit of the returns of the taxes is currently being conducted; the Asset has not received from any governmental authority with jurisdiction or other authority as to taxes either a notice that it intends to conduct any other audit of returns of taxes or any request for information with respect to taxes; there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any return of taxes for any period; and there are no outstanding requests by the Asset for rulings from any governmental authority.

                   (h) COMPLIANCE WITH AGREEMENTS. The Asset is in compliance with each agreement and lease to which it is a party or subject.

                   (i) COMPLIANCE WITH LAWS; PERMITS. The Asset is not in material violation of any federal, state, local or other law, ordinance, rule or regulation applicable to its business, and has not received any actual or threatened complaint, citation or notice of violation or investigation from any governmental authority. The Asset
                        (i) has all permits required to operate the business of the Asset as currently being conducted and (ii) is (and has been) in material compliance with each such permit; provided, however, that the foregoing will not require disclosure of state and local business or similar licenses required of businesses generally.

(j) NO LITIGATION. There are no actions, suits, claims, complaints or proceedings pending or, to the best knowledge of such Sellers, threatened against the Asset, at law or in equity, or before or by any governmental department, commission, court, board, bureau, agency or instrumentality; and there are no facts known to such Sellers which would provide a valid basis for any such action, suit or proceeding. There are no orders, judgments or decrees of any governmental authority outstanding which specifically apply to the Asset or any of its assets.

                   (k) DISCLOSURE. All statements of such Sellers contained in this Agreement and the exhibits and schedules hereto and in any other written documents delivered by or on behalf of the Asset or such Sellers to Buyer are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. There are no facts known to such Sellers which could have a materially adverse affect upon the business, financial condition, results of operations, assets, liabilities, or prospects of the Asset, which have not been disclosed to Buyer in this Agreement.


         2.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:

           (a) ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Buyer is duly qualified and in good standing as a corporation in each jurisdiction where its ownership of property or operation of its business requires qualification.

           (b) AUTHORITY. Buyer has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the Transaction contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by Buyer, nor the consummation and performance of the Transaction contemplated hereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Buyer is a party or by which Buyer or any of its properties or assets are bound or affected.

           (c) NO UNDISCLOSED LIABILITIES. Except as set forth in the Buyer Financial statements or the Buyer SEC Reports, Buyer is not aware of any material liabilities for which Buyer is liable or will become liable in the future.

           (d) INVESTMENT INTENT. Buyer is acquiring the Rights for its own account, for investment purposes only, and not with a view to the sale or distribution of any part thereof, and Buyer has no present intention of selling, granting participation in, or otherwise distributing the same. Buyer understands the specific risks related to an investment in the Rights.

                                  ARTICLE III.

                               CLOSING DELIVERIES

         3.1 PAYMENTS BY BUYER. Contemporaneous with the execution and delivery hereof, Sellers shall receive from Buyer a compensation agreement to be issued by Buyer pursuant to this Agreement and all of the cash required to be paid by Buyer in accordance with Section 1.2 hereof. Each Seller shall receive such Seller's pro-rata interest (based on the total number of Rights owned by such Seller as of the date hereof and the total number of Rights issued and outstanding as of the date hereof) in the aggregate Purchase Consideration.

         3.2 DOCUMENTS TO BE DELIVERED BY BUYER. Contemporaneous with the execution and delivery hereof, Buyer shall deliver the following documents to
Sellers:

           (a) a Non-Competition and Non-Disclosure Agreement, substantially in the form of Exhibit A attached hereto and incorporated herein by this reference, with Equity (the "Non-Compete Agreement"), executed by Buyer;

           (b) an Employment Agreement with Budd, substantially in the form of Exhibit B attached hereto and incorporated herein by this reference (collectively, the "Employment Agreement"), executed by Buyer;

            (c) a Purchase Consideration Transaction Agreement, substantially in the form of Exhibit C attached hereto and incorporated herein by this reference, with each of Budd, Sprout, Thornton, Equity and Snider (the "Registration Rights Agreements"), executed by Buyer; and

            (d) such other documents or certificates as shall be reasonably required by Sellers or their counsel in order to close and consummate the Transaction.

         3.3 DOCUMENTS TO BE DELIVERED BY SELLERS AND THE COMPANY. Contemporaneous with the execution and delivery hereof, Sellers and the Asset shall deliver the following documents to Buyer:

            (a) certificates representing all of the Rights, duly endorsed to Buyer and in blank or accompanied by duly executed stock powers;

            (b) the Non-Compete Agreement, duly executed by Budd;

            (c) the Employment Agreement, duly executed by each of Budd;

            (d) such other documents or certificates as shall be reasonably required by Buyer or its counsel in order to close and consummate the Transaction and this Agreement.

                                   ARTICLE IV.

                            SURVIVAL; INDEMNIFICATION

         4.1 REPRESENTATIONS AND WARRANTIES TO SURVIVE. Unless otherwise provided, all of the representations and warranties contained in this Agreement and in any certificate, exhibit or other document delivered pursuant to this Agreement shall survive the date of this Agreement for a period of two (2) years. No investigation made by any party hereto or its representatives shall constitute a waiver of any representation or warranty.

         4.2 INDEMNIFICATION. Sellers (severally and not jointly) and Buyer each agree to indemnify, defend and hold the other harmless for any Loss (as defined below) incurred or suffered by the other party or parties as a result of or in connection with or involving a breach of a representation, warranty, covenant or agreement set forth in this Agreement. "Loss" means any liability, loss, cost, damage or expense, including, without limitation, reasonable attorneys' fees and any taxes of the recipient on indemnification payments made to it, but net of
(i) tax benefits, (ii) other recoveries and benefits, including insurance recoveries, and (iii) the expenses of obtaining such recoveries and benefits from others.

         4.3 CERTAIN LIMITATIONS. Notwithstanding the foregoing:

            (a) Neither Sellers nor Buyer will be required to indemnify the other party or parties hereto, as the case may be, pursuant to this
            Article IV unless and until the aggregate amount of such indemnification claim or claims against Buyer, on the one hand, or any or all of the Sellers, on the other hand, exceeds $35,000, in which event the indemnifying party will be required to indemnify the indemnified party or parties hereto for the entire amount (i.e., from the first dollar).

            (b) Neither Sellers nor Buyer will be obligated to make indemnification payments pursuant to this Agreement which in the aggregate exceed:

                   (i) the aggregate amount of the Purchase Consideration with respect to an inaccuracy, untruth or incompleteness of the representations or warranties of each Seller contained in Section 2.1(a) hereof (it being acknowledged that only the particular Seller or Sellers in breach of Section 2.1(a) shall have any liability whatsoever in respect of a breach of that Section); and

                   (ii) in all other cases, 20% of the aggregate amount of the
                        Purchase Consideration.

         In no event shall the aggregate liability of any individual Seller (other than with respect to a breach of such Seller's representations and warranties contained in Section 2.1(a) of this Agreement) exceed that fraction of the total liability of all Sellers under this Section of which (A) the numerator is the number of Rights owned by such Seller as of the date hereof, and (B) the denominator is the total number of Rights owned by all Sellers as of the date hereof.

                                   ARTICLE V.

                                  MISCELLANEOUS

         5.1 KEY MAN INSURANCE. At any time after the date hereof, Buyer, Equity or Asset may, in its sole discretion and at its sole cost and expense, purchase and maintain one or more policies of key man insurance on Budd, which policies of insurance shall designate Buyer, Equity or Asset, as the case may be, as the beneficiary thereunder. Budd agrees to cooperate fully with Buyer, Equity or Asset after the date hereof in obtaining such policies of insurance and to make available all records and information that are required to obtain such policies of insurance in a prompt and timely manner.



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


         5.2 BINDING EFFECT. This Agreement and the certificates and other instruments delivered by or on behalf of the parties pursuant hereto constitute the entire agreement between the parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto, as the case may be. Nothing in this Agreement, expressed or implied, confers any rights or remedies upon any party other than the parties hereto and their respective heirs, legal representatives and assigns.

         5.3 APPLICABLE LAW. This Agreement is made pursuant to, and will be governed by, and construed and enforced in accordance with, the laws of the State of Colorado.

         5.4 NOTICES. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service requiring acknowledgment of receipt. Any such notice or communication shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

                  If to Sellers, to:

                           James Budd
                           318 Canyon Avenue, Suite 100
                           Fort Collins, Colorado 80521
                           Fax. No.: (970) 416-9321

                           James Sprout
                           318 Canyon Avenue, Suite 100
                           Fort Collins, Colorado 80521
                           Fax. No.: (970) 416-9321

                           Denai Thornton
                           318 Canyon Avenue, Suite 100
                           Fort Collins, Colorado 80521
                           Fax. No.: (970) 416-9321

                           Equity Research, Inc.
                           318 Canyon Avenue, Suite 100
                           Fort Collins, Colorado 80521
                           Fax. No.: (970) 416-9321

                           Matt Snider
                           318 Canyon Avenue, Suite 100
                           Fort Collins, Colorado 80521
                           Fax. No.: (970) 416-9321


                If to Buyer, to:

                         Maximum Dynamics, Inc.
                         2 North Cascade, Suite 1100
                         Colorado Springs, Colorado 80903
                         Fax No.: (303)744-7296
                         Attn: Eric Majors, Chairman and Chief Executive Officer

All such notices and communications shall be deemed received upon (a) actual receipt thereof by the addressee; (b) actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt; or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and confirmation of receipt. In the case of notices or communications sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice or communication to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice or communication is deemed received.


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

         5.5 HEADINGS. The headings contained in this Agreement are for reference only and will not affect in any way the meaning or interpretation of this Agreement.

         5.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one instrument. Executed counterparts may be delivered via facsimile transmission.

         5.7 SEVERABILITY. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable under applicable law, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained HEREIN. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.

         5.8 FORBEARANCE; WAIVER. Failure to pursue any legal or equitable remedy or right available to a party shall not constitute a waiver of such right, nor shall any such forbearance, failure to pursue or actual waiver imply or constitute a forbearance or waiver of any subsequent default or breach.

         5.9 ATTORNEYS' FEES AND EXPENSES. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorneys' fees and expenses and court costs.

         5.10 EXPENSES. Each party shall pay all fees and expenses incurred by it incident to this Agreement and in connection with the consummation of all transactions contemplated by this Agreement.

         5.11 INTEGRATION. This Agreement and all schedules, exhibits, documents and instruments executed pursuant hereto merge and integrate all prior agreements and representations respecting the transaction, whether written or oral, and constitute the sole agreement of the parties in connection therewith. This Agreement has been negotiated by and submitted to the scrutiny of Sellers and Buyer and their respective counsel and shall be given a fair and reasonable interpretation in accordance with the terms hereof, without consideration or weight being given to its having been drafted by any party hereto or its counsel.

         IN WITNESS WHEREOF, the undersigned parties hereto have duly executed and delivered this Agreement or caused this Agreement to be duly executed and delivered by its duly authorized officer, all as of the date first written above.


                           MAXIMUM DYNAMICS, INC.


                           By: /s/: Eric Majors
                           ---------------------------------------------------
                           Eric Majors, Chairman and Chief Executive Officer








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




                       THE MINI-CAP SECTOR


                       /s/ James Budd
                       ----------------------------------------------------
                       James Budd, principle


                       /s/ James Sprout
                       ----------------------------------------------------
                       James Sprout, principle


                       /s/ Denai Thornton
                       ----------------------------------------------------
                       Denai Thornton, principle


                       /s/ Equity Research, Inc.
                       ----------------------------------------------------
                       James Budd, On Behalf Of Equity Research, Inc., principle


                       /s/ Matt Snider
                       ----------------------------------------------------
                       Matt Snider, principle





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





                                    EXHIBIT A

                  NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

         THIS NON-COMPETITION AND NON-DISCLOSURE AGREEMENT (the "Agreement") is made and entered into as of the 27th day of November, 2002 by and between Maximum Dynamics, a Colorado corporation ("Buyer"), and James Budd, an individual resident of the State of Colorado ("Seller").

                                   WITNESSETH:

         WHEREAS, pursuant to the terms of that certain The Mini-Cap Sector Purchase Agreement (the "Purchase Agreement") of even date herewith among Buyer, Seller and The Mini-Cap Sector (the "Asset"), among others, Buyer is purchasing (hereinafter referred to as the "Purchase") all of the outstanding rights of the Asset;

         WHEREAS, prior to the Purchase, all business development and tangible and intangible assets of The Mini-Cap Sector (which shall be included in the definition of the "Asset" for purposes of this Agreement) was, and after the Purchase the Asset will continue to be, in the business of offering securities brokerage, investment advisory and investment banking services, including, without limitation, the execution of orders, the processing of transactions and the receipt, identification, custody and delivery of customer funds and securities, to banks, institutional investors, investment advisers and individual investor clients;

         WHEREAS, Seller is currently a principle of the Asset, has heretofore been involved in and had knowledge of the operation of the Asset, and has knowledge of the trade secrets, customer information and other confidential and proprietary information of the Asset and Buyer;

         WHEREAS, the execution of this Agreement is contemplated by the Purchase Agreement to which this Agreement is attached as Exhibit "A";

         WHEREAS, in order to protect the goodwill of the Asset and the other value to be acquired by Buyer pursuant to the Purchase Agreement for which Buyer is paying substantial consideration, Buyer and Seller have agreed that Buyer's obligation to consummate the transactions contemplated by the Purchase Agreement are subject to the condition, among others, that Seller shall have entered into this Agreement;

         WHEREAS, Buyer has separately bargained and paid additional consideration for the covenants contained herein;

         WHEREAS, Seller acknowledges that the provisions of this Agreement are reasonable and necessary to protect the legitimate interest of Buyer and the Asset and goodwill acquired by it pursuant to the Purchase Agreement; and

         WHEREAS, in order to induce Buyer to consummate the transactions contemplated by the Purchase Agreement, Seller is willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties agree as follows:

         1. DEFINITIONS. As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

                  (a) "Competitive Business" shall mean any Person engaged in the business of offering securities brokerage, investment banking or investment advisory services to clients or customers.

                  (b) "Confidential Information" shall mean the Asset's client and vendor lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product development plans, market strategies, internal performance statistics and other competitively sensitive information concerning the Asset and its subsidiaries which is material to the Asset and not generally known by the public, other than Trade Secrets, whether or not in written or tangible form.

                  (c) "Control" shall mean, with respect to any Person the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                  (d) "Buyer Market" shall mean the geographic limits of Colorado Springs, Colorado.

                  (e) "Key Employee" shall mean any Person who is employed in a management, executive, supervisory, training, marketing or sales capacity for another Person.

                  (f) "Permitted Activities" shall mean (i) owning not more than 70% of the outstanding shares of publicly-held corporations engaged in a Competitive Business which have shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through the automatic quotation system of a registered securities association, (ii) serving as an officer, director or employee of Buyer, or (iii) owning the outstanding shares or serving as an officer, director or employee of a bank, as such term is defined in Section 1813(a) of the Federal Deposit Insurance Act (12 U.S.C. ss.1813(a)), so long as Seller does not personally provide securities brokerage, investment banking or investment advisory services to such bank's or such bank's subsidiaries' clients or customers.

                  (g) "Person" shall mean any individual, corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity.

                  (h) "Restricted Period" shall mean the period from the date hereof through the second (2nd) anniversary of the date hereof, unless Seller shall remain an employee of the Asset or Buyer, in which case Restricted Period shall mean the period from the date hereof through the second (2nd) anniversary of the first day on which Seller shall no longer be employed by Buyer or the Asset or any of their respective subsidiaries.

                  (i) "Trade Secrets" shall mean the whole or any portion or phase of any technical information, designs, processes, procedures, formulas or improvements that are valuable and not generally known to the competitors of the Asset, whether or not in written or tangible form.

         2. NO COMPETING BUSINESS. Seller hereby agrees that for a period of one
(1) year after the date hereof, except as permitted by Section 5 of this Agreement, Seller will not directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in (whether as a proprietor, partner, stockholder, director, officer, Key Employee, joint venturer, investor or other participant in) any Competitive Business in the Buyer Market, without regard to (a) whether the Competitive Business has its office or other business facilities within the Buyer Market; (b) whether any activity of Seller referred to above itself occurs or is performed within the Buyer Market; or (c) whether Seller resides or reports to an office within the Buyer Market.

         3.       NO INTERFERENCE WITH THE BUSINESS.

         3.1 Seller hereby agrees that during the Restricted Period, except as permitted by Section 5 of this Agreement, Seller will not directly or indirectly solicit, induce or influence any customer, lender, lessor or any other Person which has a business relationship with the Asset or any of its subsidiaries in the Buyer Market, or which had on the date of this Agreement a business relationship with the Asset or any of its subsidiaries in the Buyer Market, to discontinue or reduce the extent of such relationship with the Asset or its subsidiaries in the Buyer Market.

         3.2 Seller hereby agrees that during the Restricted Period, except as permitted by Section 5 of this Agreement, Seller will not (a) directly or indirectly recruit, solicit or otherwise induce or influence any Key Employee of the Asset or any of its subsidiaries to discontinue such employment or agency relationship with the Asset or its subsidiaries, or (b) employ or seek to employ, or cause or permit any Competitive Business to employ or seek to employ as a Key Employee for any Competitive Business, any Person who is then (or was at any time within six (6) months prior to the date Seller or the Competitive Business employs or seeks to employ such Person) employed by the Asset or any of its subsidiaries as a Key Employee.

         4.       NO DISCLOSURE OF PROPRIETARY INFORMATION.

         4.1 Seller hereby agrees that he will not directly or indirectly disclose to anyone, or use or otherwise exploit for his own benefit or for the benefit of anyone other than Buyer and the Asset and their respective subsidiaries, any Trade Secrets for as long as they remain Trade Secrets, except as permitted by Section 5 of this Agreement.

         4.2 Seller hereby agrees that, during the Restricted Period, Seller will not directly or indirectly disclose to anyone, or use or otherwise exploit for Seller's own benefit or for the benefit of anyone other than Buyer and the Asset and their respective subsidiaries, any Confidential Information, except as permitted by Section 5 of this Agreement.

         5. PERMITTED ACTIVITIES. The restrictions set forth in Sections 2, 3 and 4 of this Agreement shall not apply to Permitted Activities or to actions taken by Seller during the time Seller is employed by Buyer or the Company or any of their respective subsidiaries to the extent, but only to the extent, that such actions are expressly approved by the Board of Directors of Buyer.

         6. REPRESENTATIONS AND WARRANTIES. Seller represents and warrants that this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller represents and warrants that Seller has no right, title, interest or claim in, to or under any Trade Secrets or Confidential Information.

         7. WAIVERS. Buyer will not be deemed as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by Buyer or for any other reason (a) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement, or (b) to have modified, changed, amended, terminated, rescind, or superseded any of the terms of this Agreement.

         8. INJUNCTIVE RELIEF. Seller acknowledges (a) that any violation of this Agreement will result in irreparable injury to Buyer; (b) that damages at law would not be reasonable or adequate compensation to Buyer for violation of this Agreement; and (c) that Buyer shall be entitled to have the provisions of this Agreement specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security, as well as to an equitable accounting of all earnings, profits and other benefits arising out of any such violation.

         9. NOTICES. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery service requiring acknowledgment of receipt. Any such notice or communication shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

         To Buyer:

                           Maximum Dynamics, Inc.
                           2 North Cascade, Suite 1100
                           Colorado Springs, Colorado 80903
                           Fax No.: (303)744-7296
             Attn:         Eric Majors, Chairman and Chief Executive Officer


         To Seller:

                  Mr. James Budd
                  318 Canyon Avenue, Suite 100
                  Fort Collins, Colorado 80521
                  Fax No.: (970) 416-9321


All such notices and communications shall be deemed received upon (a) actual receipt thereof by the addressee; (b) actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt; or (c) in the case of a facsimile transmission, upon transmission thereof by the sender and confirmation of receipt. In the case of notices or communications sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice or communication to the addressee at the address provided for above; provided, however, that such mailing shall in no way alter the time at which the facsimile notice or communication is deemed received.

         10. SUCCESSORS IN INTEREST. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors and assigns, as the case may be, and any reference to a party hereto shall also be a reference to any such heir, legal representative, successor or assign.

         11. NUMBER; GENDER. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

         12. CAPTIONS. The titles and captions contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement.

         13. CONTROLLING LAW; INTEGRATION; AMENDMENT. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Colorado without reference to its choice of law rules. This Agreement and the documents executed pursuant hereto or in connection herewith supersede all negotiations, agreements and understandings between the parties with respect to the subject matter hereof and constitutes the entire agreement between the parties hereto. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

         14. SEVERABILITY. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect. In the event that any provision of this Agreement should ever be deemed to exceed the time, geographic, product or service or any other limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum extent permitted by applicable law.

         15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Executed counterparts may be delivered via facsimile transmission.

         16. ENFORCEMENT OF CERTAIN RIGHTS. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto, and their respective heirs, legal representatives, successors or assigns, as the case may be, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person being deemed a third party beneficiary of this Agreement.


         IN WITNESS WHEREOF, Seller has duly executed and delivered this Agreement, and Buyer has caused this Agreement to be duly executed and delivered on its behalf by an officer thereunto duly authorized, all as of the date first above written.




                                    /s/ James L. Budd
                                    -------------------------------------------
                                    James L. Budd


                                    THE MINI-CAP SECTOR


                                    By:  /s/ James L. Budd
                                         ---------------------------------------
                                    Its: James L. Budd, President, Signing On
                                         Behalf Of The Mini-Cap Sector Only
                                         ------------------------------------

                                    EXHIBIT B

                              EMPLOYMENT AGREEMENT



                              EMPLOYMENT AGREEMENT

     Employment Agreement, between Maximum Dynamics Corporation (the "Company") and James Budd (the "Employee").

1. For good consideration, the Company employs the Employee on the following terms and conditions.

2. Term of Employment. Subject to the provisions for termination set forth below this agreement will begin on December 16, 2002 and end on December 16, 2004.

3. Salary. The Company shall pay Employee a salary of $96,000 per year, for the services of the Employee, payable in increments of $4,000 on the 15th and last day of the month. Salary compensation shall commence whenever the first of any of the following occurs: Eric Majors or Joshua Wolcott begins receiving salary compensation OR when the Company receives at least $1 million in financing OR when the Company receives revenue generated from the Financial Consulting Division. In addition, to this salary, Employee will receive any bonuses, incentives stock options, or other compensated items based upon performance. The initial base salary may be increased every 3 months at the discretion of the principles of the Company.

4. Duties and Position. The Company hires the Employee in the capacity of Director of Financial Services.

5. Employee to Devote Full Time to Company. The Employee will devote full time, attention, and energies to the business of the Company, and, during this employment, will not engage in any other business activity except for consulting with Equity Research, Inc., regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage. Employee is not prohibited from making personal investments in any other businesses provided those investments do not require active involvement in the operation of said companies.

6. Confidentiality or Proprietary Information. Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed.

7. Reimbursement of Expenses. The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

8. Vacation. The Employee shall be entitled to a yearly vacation of 3 weeks at full pay.

9. Disability. In Employee cannot perform the duties because of illness or incapacity for a period of more than 2 weeks, the compensation otherwise due during said illness or incapacity will be reduced by 20 percent. The Employee's full compensation will be reinstated upon return to work. However, if the Employee is absent from work for any reason for a continuous period of over 6 months, the Company may terminate the Employee's employment, and the Company's obligations under this agreement will cease on that date.

10. Termination of Agreement. Without cause, the Company may not terminate this agreement at any time with the Employee. Notwithstanding anything to the contrary contained in this agreement, the Company may terminate the Employee's employment upon 120 days' notice to the Employee should any of the following events occur:

         a) The sale of substantially all of the Company's assets to a single purchaser or group of associated purchasers; or
         b) The sale, exchange, or other disposition, in one transaction of the majority of the Company's outstanding corporate shares; or
         c) The Company's decision to terminate its business and liquidate its assets; or
         d)  The merger or consolidation of the Company with another company; or
         e)  Bankruptcy or chapter 11 reorganization.

11. Death Benefit. Should Employee die during the term of employment, the Company shall pay to Employee's estate any compensation due for 3 months at the end of the month in which death occurred.

12. Restriction on Post Employment Compensation. For a period of twelve months after the end of employment, the Employee shall not control, consult to or be employed by any business similar to that conducted by the company, either by soliciting any of its accounts or by operating within Employer's general trading area.

13. Assistance in Litigation. Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

14. Effect or Prior Agreements. This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

15. Settlement by Arbitration. Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

16. Limited Effect of Waiver by Company. Should Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee.

17. Severability. If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed.

18. Assumption of Agreement by Company's Successors and Assignees. the Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

19. Oral Modifications Not Binding. This instrument is the entire agreement of the Company and the Employee. Oral changes have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.


This Agreement is signed this 12th day of December 2002.




/s/ Eric Majors                                      /s/ James Budd
------------------------------                       --------------------------
Maximum Dynamics, Inc.                               Employee
Authorized signer: Eric Majors
Title:  President

                                    EXHIBIT C

                   PURCHASE CONSIDERATIONTRANSACTION AGREEMENT

         The following list details the compensation summary per Seller per
Article III Section 3.1 of the Share Purchase Agreement.

Name: James Budd
Address: 530 Custer Avenue, Colorado Springs, Colorado 80903
Cash amount:                  $70,000
Unrestricted Shares:          100,000
Restricted Shares:          3,815,000

Name: James Sprout
Address: 318 Canyon Avenue, Suite 100, Fort Collins, Colorado 80521
Cash amount:                    $0
Unrestricted Shares:           12,500
Restricted Shares:            545,000


Name: Denai Thornton
Address: 318 Canyon Avenue, Suite 100, Fort Collins, Colorado 80521
Cash amount:                     $0
Unrestricted Shares:           12,500
Restricted Shares:            545,000



Name: Equity Research, Inc.
Address: 318 Canyon Avenue, Suite 100, Fort Collins, Colorado 80521
Cash amount:                  $30,000 and $255,000 note
Unrestricted Shares:             0
Restricted Shares:            272,500



Name: Matt Snider
Address: 318 Canyon Avenue, Suite 100, Fort Collins, Colorado 80521
Cash amount:                     0
Unrestricted Shares:             0
Restricted Shares:            272,500